Exhibit 99.1

Agenus and VaxLogic, LLC Execute QS-21 Stimulon Adjuvant Licensing Agreement for Addiction, Allergy and Respiratory Vaccines

LEXINGTON, Mass.--(BUSINESS WIRE)--September 26, 2013--Agenus Inc. (NASDAQ: AGEN) today announced that it is has entered into a non-exclusive license agreement with VaxLogic, LLC, a subsidiary of PharmLogic LLC, for the use of QS-21 Stimulon®1 adjuvant in the development of select addiction, allergy and respiratory disease vaccine candidates.

This agreement enables VaxLogic to immediately utilize the QS-21 Stimulon adjuvant in development for a nicotine addiction vaccine, and contemplates expansion into the following additional vaccine indications: poison ivy, peanut allergy, insect allergy, shellfish allergy, allergic rhinitis, and allergic asthma. VaxLogic will develop these vaccine candidates using Agenus’ QS-21 Stimulon adjuvant and select defined antigens, with the objective of enhancing the immune response and boosting vaccine efficacy.

These vaccine candidates are in preclinical testing and are being developed by VaxLogic in collaboration with Cornell University. Under the terms of the licensing agreement with VaxLogic, Agenus will receive an upfront payment and certain milestone and royalty payments should the vaccine candidates advance through clinical development and regulatory approval. In addition, Agenus will receive an equity stake in VaxLogic.

“Today’s announcement broadens the potential application for our QS-21 Stimulon adjuvant, which is currently a key component of 21 development programs across a wide variety of infectious diseases and therapeutic vaccine candidates intended to treat cancer and degenerative disorders,” stated Garo Armen, Ph.D., chairman and CEO of Agenus.

“Through these strong partnerships with Cornell and Agenus, VaxLogic will be well positioned to develop novel vaccine candidates aimed at reducing chronic and life-threatening diseases,” said Lisa Ganley-Leal, Ph.D., Managing Director of VaxLogic. “QS-21 Stimulon adjuvant has been shown to augment immune responses and we believe that it is a critical component for the success of our therapeutic vaccines.”

About Agenus’ QS-21 Stimulon® Adjuvant

Agenus’ flagship adjuvant, QS-21 Stimulon adjuvant, is a saponin extracted from the bark of the Quillaja saponaria tree, also known as the soap bark tree or Soapbark, an evergreen tree native to warm temperate central Chile. Agenus’ GMP QS-21 Stimulon has become a key component in the development of investigational preventive vaccine formulations across a wide variety of infectious diseases, and appears to be essential for several investigational therapeutic vaccines intended to treat cancer and degenerative disorders. QS-21 Stimulon has been widely studied and approximately 50,000 patients have received vaccines containing the adjuvant. QS-21 Stimulon is being studied in 21 vaccine indications, which include GSK’s Phase 3 vaccine programs for RTS,S for malaria, MAGE-A3 cancer immunotherapeutic for non-small cell lung cancer and melanoma and HZ/su for shingles. In addition, Janssen’s QS-21 Stimulon adjuvant-containing vaccine candidate is in Phase 2 trials for the treatment of Alzheimer’s disease, and Agenus’ HerpV, a therapeutic vaccine for the treatment of genital herpes, is in a Phase 2 trial. Agenus is generally entitled to receive milestone payments as QS-21 Stimulon containing programs advance, as well as royalties for 10 years after commercial launch, with some exceptions.

About Agenus

Agenus Inc. is a biotechnology company working to develop treatments for cancers and infectious diseases. The company is focused on immunotherapeutic products based on strong platform technologies with multiple product candidates advancing through the clinic, including several product candidates that have advanced into late-stage clinical trials through corporate partners. Between Agenus and its partners, 23 programs are in clinical development. For more information, please visit www.agenusbio.com, or connect with the company on Facebook, LinkedIn, Twitter and Google+.

About VaxLogic, LLC

VaxLogic, a subsidiary of PharmLogic LLC, supports the innovation and development of vaccines in conjunction with Cornell University. VaxLogic works with universities, research hospitals, laboratories and other intellectual property developers to advance new vaccine treatments. For more information regarding VaxLogic, LLC go to www.pharmlogic.co

1. QS-21 Stimulon® adjuvant and the related agreements, and HerpV are assets of Antigenics Inc., a wholly owned subsidiary of Agenus Inc.

Stimulon is a registered trademark of Agenus Inc. and its subsidiaries.

Forward-Looking Statement

This press release contains forward-looking statements, including statements regarding the potential application of the Company’s technologies and product candidates in the prevention and treatment of diseases and revenue streams to Agenus in connection therewith. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the factors described under the Risk Factors section of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission for the period ended June 30, 2013. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this document, and Agenus undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Agenus’ business is subject to substantial risks and uncertainties, including those identified above. When evaluating Agenus’ business and securities, investors should give careful consideration to these risks and uncertainties.

CONTACT:
Media and Investor Contact:
Agenus Inc.
Jonae R. Barnes, 617-818-2985
Vice President
Investor Relations and
Corporate Communications
jonae.barnes@agenusbio.com